SYSCO Corporation                                 NEWS RELEASE
1390 Enclave Parkway                              ------------
Houston, Texas 77077-2099
(281) 584-1390
                                                  FOR MORE INFORMATION
FOR IMMEDIATE RELEASE                  CONTACT:   Toni R. Spigelmyer
                                                  Assistant Vice President,
                                                  Investor and Media Relations
                                                  SYSCO Corporation
                                                  (281) 584-1458

                                                  Paul Xenis
                                                  Vice President, Finance
                                                  Guest Supply, Inc.
                                                  (609) 514-9696

         SYSCO Enters Into Definitive Agreement with Guest Supply, Inc.

     Houston,  January  22,  2001 -- Sysco  Corporation  (NYSE:  SYY) and  Guest
Supply, Inc. (NYSE: GSY) today announced that they have entered into a definitive merger agreement and plan of reorganization pursuant to which SYSCO will acquire Guest Supply, a specialty distributor to the lodging industry. As is the case with other SYSCO acquisitions, Guest Supply, Inc. will function as an autonomous operating entity and its current management will continue to operate the company.

     Under terms of the agreement, a subsidiary of SYSCO will commence an offer to exchange shares of SYSCO Corporation common stock for all outstanding shares of Guest Supply. If the average of the closing prices per share of SYSCO common stock on The New York Stock Exchange for each of the fifteen consecutive trading days ending on the trading day that is five trading days prior to the expiration date of the offer as it may be extended from time to time, which we refer to as the SYSCO average trading price, is at least $22.00 but less than or equal to $30.00, Guest Supply stockholders will receive for each Guest Supply share a number of SYSCO shares equal to $26.00 divided by the SYSCO average trading price. If the SYSCO average trading price is less than $22.00, Guest Supply stockholders will receive 1.1818 SYSCO shares for each Guest Supply share. If the SYSCO average trading price is more than $30.00, Guest Supply stockholders will receive 0.8667 SYSCO shares for each Guest Supply share. The offer will be followed by a back-end merger on the same terms as those in the offer and will be subject to customary closing conditions, including that a majority of Guest Supply's outstanding shares, on a fully diluted basis, have been tendered and that antitrust clearance has been obtained. The offer is expected to commence as soon as practicable following filing of required documents with the Securities and Exchange Commission.

     Headquartered in Monmouth Junction, New Jersey, Guest Supply, Inc. operates principally as a distributor of personal care guest amenities, housekeeping supplies, room accessories and textiles to the lodging industry, and is a premier supplier of health and beauty aid products for consumer products companies and retailers. For the fiscal year ended September 29, 2000, the company generated sales of approximately $366 million. The company operates from 14 distribution centers located throughout the continental United States.

                                    - more -

     Commenting on the announcement, Charles H. Cotros, chairman and chief executive officer of SYSCO, said, "This merger exemplifies our more recent acquisition strategy of bringing specialty distributors into the SYSCO family to better serve our customers. Guest Supply's product lines will not only expand SYSCO's offerings, but will also provide an entree and extend our reach into a niche of the hospitality market that complements our business with existing customers. Both our organizations share a commitment to excellent customer service, and are supported by a team of outstanding employees who are the force behind our leadership positions in our respective industries. Going forward, that commitment not only will continue, but also will be enhanced as our customers reap the benefits of our combined businesses."

     Clifford W. Stanley, president and chief executive officer of Guest Supply, added, "I am very enthusiastic about the many opportunities this merger with SYSCO creates. The superior service and value that Guest Supply provides to its customers will be enhanced as we share in the knowledge, technology and other resources of a "Best in Class" marketing and distribution company. The addition of selected SYSCO products to our line will provide growth opportunities, while economies of scale will improve our cost position. Importantly, I also believe that the culture and values of both companies are closely aligned."

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to about 356,000 customers. The SYSCO distribution network, supported by more than 40,000 employees, currently extends throughout the entire contiguous United States, Alaska, the District of Columbia, Hawaii and portions of Canada. For fiscal 2000, which ended July 1, 2000, the company reported sales of $19.3 billion.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding expected benefits of the Guest Supply acquisition. These statements are based on management's current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, SYSCO's ability to achieve expected results may be affected by competitive price pressures, availability of supplies, work stoppages, failure of SYSCO to successfully integrate Guest Supply's operations, failure of the transaction to close due to the inability to obtain regulatory or other approvals, failure of the Guest Supply shareholders to tender shares or to approve the merger, if that approval is necessary, failure of the combined company to retain key executives and other personnel, conditions in the economy, industry growth and internal factors, such as the ability to control expenses. For a discussion of additional factors affecting SYSCO, see SYSCO's Annual Report on Form 10-K for the fiscal year ended July 1, 2000 as filed with the Securities and Exchange Commission.

We urge investors and security holders to read the following documents, when they become available, regarding the exchange offer and merger described above,
because  they  will  contain  important   information:

     o Sysco Corporation's preliminary prospectus, prospectus supplements, final prospectus and tender offer materials.

     o Sysco Corporation's Registration Statement on Form S-4 and Schedule TO containing or incorporating by reference certain documents and other information about SYSCO and Guest Supply.

     o    Guest  Supply's  Solicitation/Recommendation   Statement  on  Schedule
          14D-9.

These documents and amendments to these documents will be filed with the Securities and Exchange Commission.

When these and other documents are filed with the SEC, they may be obtained free at the SEC's web site at www.sec.gov. You may also obtain free copies of these documents (when available) from Sysco Corporation by directing your request to Investor Relations by fax at (281) 584-2721, or from Guest Supply by directing your request by fax to (609) 514-7377.

                                       ###



                                       6